Exhibit 99.2

FOR IMMEDIATE RELEASE		NEWS

June 19, 2007	NASDAQ-EVOL

Evolving Systems Appoints Two New Directors

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today announced the appointment of Bruce W. Armstrong and Thad Dupper to the Company’s board of directors.  These new additions raise to seven the total number of directors, six of whom are non-employee directors.

Bruce W. Armstrong

Armstrong, 45, recently served as president and CEO of publicly-held KNOVA Software, a provider of Intelligent Customer Experience solutions to Fortune 500 companies which was acquired by Consona CRM in March 2007.  Previous assignments include president and CEO of Kanisa, partner with Internet Capital Group, president and CEO of CMPnet, executive vice president of sales and marketing at Broadbase Software (now KANA), and vice president and general manager of the Server Products Group at Sybase.  Armstrong began his business career at Teradata Corporation, where he eventually was named to lead the business unit after the company was acquired by AT&T/NCR.  In addition to previously serving on the boards of several private companies, Armstrong is currently a board member with ITM Software and The Bay School of San Francisco.  He holds a bachelor’s degree in computer science from the University of California at Berkeley.

Thad Dupper

Dupper, 50, joins the Evolving Systems board following his appointments as president and chief executive officer earlier in 2007.  He has been with Evolving Systems since 2004.

Stephen Gartside, chairman of the board, said, “The addition of Armstrong and Dupper as directors significantly strengthens our board.  Armstrong is a growth-oriented executive who brings a wealth of diversified operations and management experience from the technology sector, including strong ties in the Silicon Valley community.  Dupper brings experience managing the growth of technology companies, and, as our president and CEO, he was an obvious choice to add to the board.”

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide. Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CONTACTS:

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Marketing Communications Manager

+44 1225 478060

sarah.hurp@evolving.com